GRAPHIC IMAGE
OF THE BELDEN
LOGO




                                                           March 26, 1997



Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting to be held on Thursday, May 1, 1997, in St. Louis, Missouri.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing and returning your proxy form in the enclosed envelope.

                                         Sincerely,


                                         /s/ C. Baker Cunningham
                                         C. Baker Cunningham
                                         Chairman of the Board, President
                                         and Chief Executive Officer

                            BELDEN INC.
                       7701 Forsyth Boulevard
                             Suite 800
                     St. Louis, Missouri  63105

             Notice of Annual Meeting of Shareholders
                         March 26, 1997







To the Shareholders:

     Belden Inc. will hold its 1997 Annual Meeting of Shareholders in the Lewis & Clark Room of the St. Louis Club, Pierre Laclede Center, 7701 Forsyth Boulevard, 16th Floor, St. Louis, Missouri, on Thursday, May 1, 1997, at 11:00 a.m. C.D.T. for the following purposes:

     1.      to elect three Class I directors;

     2. to approve an amendment to the Company's Long-Term Incentive Plan to reserve an additional 1,300,000 shares of the Company's common stock for issuance under the Plan; and

     3. to transact any other matters that may properly come before the meeting.

     Shareholders of record at the close of business on March 14, 1997 will be entitled to vote at the meeting.

                                   By order of the Board of Directors,

                                   /s/ Kevin Bloomfield
                                   Kevin Bloomfield
                                   Secretary

                                BELDEN INC.
                               March 26, 1997

                              PROXY STATEMENT
                       Annual Meeting of Stockholders
                           To be held May 1, 1997


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Belden Inc. for the 1997 Annual Meeting of Shareholders. Distribution of this Proxy Statement and a proxy form is scheduled to begin on or about March 26, 1997.

     Only record holders of the common stock, $.01 par value, of the Company at the close of business on March 14, 1997 (the "Record Date") will be entitled to vote at the Meeting. On February 28, 1997, 26,119,419 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. For the proposals to be considered, the presence at the meeting, in person or by proxy, of the holders of a majority of shares of common stock is necessary to constitute a quorum.

     You can ensure that your shares are voted at the meeting by completing and returning the enclosed proxy form in the envelope provided. Sending in a proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the meeting, by submitting another proxy bearing a later date or by notifying the Inspector of Election in writing of such revocation.


                     MATTERS TO COME BEFORE THE MEETING

1 - Election of Three Directors

     The directors of the Company are divided into three classes, Class I, Class II and Class III, with each class serving for a term of three years. One class stands for election at each annual meeting of stockholders. At the date of this Proxy Statement, there are three Class II directors whose term will expire at the 1998 annual meeting, one Class III director whose term will expire at the 1999 annual meeting and two Class I directors whose term will expire at this annual meeting. At this meeting, three Class I directors will be elected for a term expiring at the 2000 annual meeting. Christopher Byrnes, Joseph R. Coppola, and John R. DallePezze are the Board of Directors' nominees as Class I directors for election at this meeting. Messrs. Byrnes and Coppola are current Class I directors. Mr. DallePezze has not previously served on the Board.

     Each nominee has indicated a willingness to serve as director if elected. Should any nominee be unavailable or unwilling to serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have the discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld.


Nominees for Class I Directors

JOSEPH R. COPPOLA
Chairman and Chief Executive Officer
Giddings & Lewis, Inc.
Chairman -- Compensation Committee
Director since 1993                  Age 66              (PHOTO)

Received a B.S. degree in mechanical engineering from the University of Massachusetts. From 1989, director, and from 1993, Chairman and Chief Executive Officer of Giddings & Lewis, Inc., a manufacturer of machine tools and assembly systems. From 1985 to 1993, was Senior Vice President, Manufacturing Services of Cooper Industries, Inc. ("Cooper"), a manufacturer of electrical equipment, tools and hardware, and automotive products.

Director, Coltec Industries Inc., National Exchange Bank.


CHRISTOPHER I. BYRNES
Dean, School of Engineering and Applied Science
Washington University
Member -- Compensation Committee
Director since 1995                  Age 47              (PHOTO)

Received a B.S. degree in mathematics from Manhattan College and M.S. and Ph.D. degrees in mathematics from the University of Massachusetts. Has served on the engineering faculty at Arizona State, Harvard, and the Royal Institute of Technology in Stockholm. Has held visiting appointments in Austria, France, Germany, Italy, Japan, the Netherlands, Sweden and the former Soviet Union. Elected Fellow of the Institute of Electrical and Electronics Engineers and of the Japan Society for the Promotion of Science. Since 1991, has been Dean of the School of Engineering and Applied Science of Washington University.

JOHN R. DALLEPEZZE
Chairman of the Board, President and Chief Executive Officer
Holophane Corporation      Age 53                        (PHOTO)

Received a B.S.E.E. degree from Princeton University and an M.S. degree from the Massachusetts Institute of Technology. Since October 1989, has been Director, President and Chief Executive Officer and, since February 1992, Chairman of the Board of the Holophane Corporation, a manufacturer of lighting fixtures and systems.
Director, Holophane Corporation.


Class II Directors: Term Expiring in 1998

ALAN E. RIEDEL
Chairman
Gardner Denver Machinery, Inc.
Member -- Audit Committee
Director since 1993              Age 66                  (PHOTO)

Graduated magna cum laude from Ohio University with a B.A. degree in government. Received a Juris Doctor degree from Case Western Reserve University School of Law, where he was elected to the Order of the Coif. Has completed Harvard Business School's Advanced Management Program. Received an Honorary Doctor of Laws from Ohio University. Since April 1994, has served in the position "Of Counsel" to the law firm of Squire, Sanders & Dempsey and has been Director and Chairman of Gardner Denver Machinery, Inc., a manufacturer of air compressor products and pumps. Had been Vice Chairman of Cooper, from April 1992 until April 1994, when he retired. From 1973 to 1992, was Senior Vice President, Administration of Cooper.

Director, Gardner Denver Machinery, Inc., Standard Products Company, and Arkwright Mutual Insurance Company.


LORNE D. BAIN
Chairman -- Audit Committee
Director since 1993              Age 55                  (PHOTO)

Received a B.B.A. degree from St. Edwards University and a Juris Doctor degree from the University of Texas School of Law and has completed Harvard Business School's Advanced Management Program. Presently, Managing Director of Bellmeade Capital Partners, L.L.C. From 1991 to 1996, had been Chairman and Chief Executive Officer of Sanifill, Inc., an environmental services company.


BERNARD G. RETHORE
Chairman of the Board, President and Chief Executive Officer
BW/IP, Inc.
Member -- Audit Committee
Director since February 1997         Age 55              (PHOTO)


Received a B.A. degree in Economics (Honors) from Yale University and an M.B.A. degree from the Wharton School of the University of Pennsylvania. Since 1995, has been President , Chief Executive Officer and a Director and, since February 1997, Chairman of the Board of BW/IP, Inc. , a supplier of advanced-technology fluid transfer and control equipment, systems and services. From 1985 to 1995, was Senior Vice President of Phelps Dodge Corporation and President of Phelps Dodge Industries, its diversified manufacturing business.

Director, BW/IP, Inc. Maytag Corporation.


Class III Director: Term Expiring in 1999

C. BAKER CUNNINGHAM
Chairman of the Board, President and
Chief Executive Officer
Director since 1993                  Age 55              (PHOTO)

Received a B.S. degree in civil engineering from Washington University, an M.S. degree in civil engineering from Georgia Tech and an M.B.A. from Harvard Business School. Has been Chairman, President and Chief Executive Officer of the Company since its incorporation in July 1993. From February 1982 until July 1993, was an Executive Vice President, Operations of Cooper.

Director, Cooper Cameron Corporation.


Vote Required and Board Recommendation

     To be elected, each nominee must receive the affirmative vote of a majority of the common stock of the Company represented at the Meeting.

The Board of Directors recommends a vote "for" the election of each nominee to the Board of Directors.

2 - Proposal to Amend the Belden Inc. Long-Term Incentive Plan

     In 1994, the stockholders approved the Belden Inc. Long-Term Incentive Plan ("Incentive Plan"). The stockholders at this annual meeting will be requested to approve an amendment to the Incentive Plan that increases by 1,300,000 the number of shares that may be granted under the Incentive Plan. Such approval is necessary in order to retain the ability to award ISO's (defined below) in excess of 1,300,000 shares. As of March 1, 1997, 308,500 shares of common stock were available for issuance under the Incentive Plan for future awards. If the amendment is approved, the number of shares of common stock available for future grants would be 1,608,500.

     The Incentive Plan is intended to promote the long-term financial interests of the Company by aligning employee financial interests with long-term stockholder value. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the Incentive Plan over its 10-year term unless the additional shares are authorized.

     Administration of the Incentive Plan. The Incentive Plan is administered by the Compensation Committee which is comprised of two or more non-employee directors of the Company selected by the Board of Directors. The current members of the Compensation Committee are Messrs. Joseph R. Coppola and Christopher Byrnes, both non-employee directors. It is the Board's policy that the Compensation Committee be composed of outside directors for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and the $1 million compensation deduction limitation exception under the Internal Revenue Code of 1986, as amended (the "Code").

     Subject to the provisions of the Incentive Plan, the Compensation Committee is authorized to determine who may participate in the Incentive Plan, the number and types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Compensation Committee has the power to interpret the Incentive Plan and to adopt such rules and regulations as it may deem necessary or appropriate for purposes of administering the plan.


     Eligibility and Participation. All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Compensation Committee, are eligible to be participants in the Incentive Plan. As of the date of this Proxy Statement, approximately 102 employees participate. Participants may receive one or more awards under the Incentive Plan.

     The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the optionee in any calendar year (under the Incentive Plan and any other incentive stock option plan of the Company and any parent and subsidiary corporation thereof) may not exceed $100,000. No individual may receive stock options under the Incentive Plan in excess of 100,000 shares of common stock every other year over the 10-year term of the Incentive Plan.

     Shares Subject to Awards. As initially approved, the Incentive Plan reserved 1,300,000 shares (subject to adjustment for changes in capitalization) for the granting of stock options, stock appreciation rights, restricted stock awards, and performance shares. Such shares may be treasury shares or authorized but unissued shares. The proposed amendment, if approved, would increase the number of shares reserved for grant under the Incentive Plan by 1,300,000 shares to 1,608,500 shares.

     If any outstanding options expire or terminate, the shares of common stock allocable to the unexercised portion of such option may again be subject to award under the Incentive Plan, subject to certain exceptions. The Compensation Committee has the discretion to grant either "incentive stock options" (within the meaning of Section 422 of the Code, ("ISO's")) or "non-statutory stock options" ("NSO's"). A description of these two types of stock options appear below under the heading "Federal Income Tax Consequences."

     Grant and Exercise of Options. Each option granted under the Incentive Plan is to be embodied in a written option agreement, which is subject to the terms and conditions of the Incentive Plan and which may contain such other provisions as the Compensation Committee in its discretion deems advisable.

     The price at which shares may be purchased pursuant to an option, whether an ISO or an NSO, is to be determined by the Compensation Committee, but in no event may such price be less than the fair market value of the shares of common stock on the date the option is granted. At February 28, 1997, the high and low sales prices of the common stock were $35.875 and $35.625, respectively.

     No option will be exercisable after the expiration of ten years from the date it is granted. The Compensation Committee in its discretion may provide that an option will be exercisable throughout a ten-year period or during any shorter period of time commencing on or after the date of grant of the option and ending on or before the expiration of a ten-year period. The Compensation Committee may, in its discretion, provide for vesting or other conditions on exercise of options granted under the Incentive Plan.

     Upon exercise, subject to the provisions of the agreement relating to the option, a participant in the Incentive Plan may pay the option exercise price of a stock option in cash, shares of common stock, stock appreciation rights or a combination of the foregoing, or such other consideration as the Compensation Committee may deem appropriate.

     Rights of Participants. No participant has rights as a shareholder with respect to the shares covered by an award until the date of issuance of a stock certificate for the shares. The granting of any award by the Company will not impose any obligation on the Company to employ or continue to employ any participant. To date, the Compensation Committee has granted 991,500 stock options to employees.

     Stock Appreciation Rights. Under the Incentive Plan, the Compensation Committee may grant stock appreciation rights either in tandem with an option or alone. Stock appreciation rights granted in tandem with a stock option may be granted at the same time as the stock option or at a later time. A stock appreciation right issued in tandem with stock options shall entitle the participant to receive from the Company an amount payable in cash, in shares of common stock or a combination of cash and common stock equal to the positive difference between the fair market value on the date of exercise of a share of common stock and the grant price, or some lesser amount as the Compensation Committee determines. The grant of a freestanding stock appreciation right may be at such price as determined by

the Committee, provided that such price may not be less than the fair market value of the common stock on the date of grant. No stock appreciation right shall be exercisable earlier than six months after grant. The Compensation Committee has not granted any stock appreciation rights.

     Restricted Stock. Under the Incentive Plan, the Compensation Committee may grant shares of restricted stock, which are subject to forfeiture to the Company under such conditions and for such period of time (not less than one year) as the Compensation Committee may determine. The Compensation Committee shall determine the conditions or restrictions of any restricted stock awards, which may include restrictions on transferability, requirements of continued employment, individual performance or the Company's financial performance. The Compensation Committee has not granted any restricted stock awards.

     Performance Shares. Under the Incentive Plan, the Compensation Committee may grant performance shares that are earned only after the attainment of predetermined performance targets during a performance period as established by the Compensation Committee. Performance shares are convertible into common stock, cash or a combination of both as determined by the Compensation Committee. At the end of the performance cycle, the Compensation Committee shall determine the number of performance shares that have been earned on the basis of the Company's performance in relation to the performance goals. Performance shares may not be sold, transferred, assigned, pledged or otherwise encumbered so long as such performance shares remain restricted. The Compensation Committee has not granted any performance shares.

     Stock Options for Nonemployee Directors. Under the Incentive Plan, each nonemployee director is automatically granted, on the day following each annual meeting of shareholders, an option to purchase 1,000 shares of common stock. The option exercise price is equal to 100% of the fair market value (as defined in the Incentive Plan) of the common stock on the date of the option grant. The options become exercisable on the first anniversary of the date of grant and expire five years after the date of grant. The option price may be paid in cash, shares of common stock or a combination of cash and shares. All options granted to nonemployee directors are nontransferable, other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a person ceases to be a nonemployee director due to death, disability or retirement, his or her options generally will be exercisable for a period of one year (but not later than the expiration date of the option). If a nonemployee director's service terminates for any other reason, options that are not then exercisable shall be canceled and options that are exercisable may be exercised at any time within 90 days after the date of such termination (but not later than the expiration date of the options). The portion of the Incentive Plan applicable to nonemployee directors is designed to operate automatically and not require administration.

     Effect of Change of Control. The Incentive Plan provides for the acceleration of certain benefits in the event of a "Change of Control" of the Company. A Change of Control will be deemed to have occurred if either
(i) any person or group acquires beneficial ownership of 25% of the voting securities of the Company; (ii) there is a change in the composition of a majority of the Board of Directors within any two-year period; or (iii) a change in control (as such term is used in Schedule 14A promulgated under the Securities Exchange Act of 1934) otherwise occurs.

     Upon the occurrence of a Change of Control, each nonemployee director option with respect to which six months have elapsed since the date of grant, whether the option is then exercisable or not, will be cancelled in consideration for a payment equal to the excess of the then fair market value of the common stock (as calculated in accordance with the Incentive
Plan) over the option exercise price. Except as may be provided in the agreement relating to the options, a holder of any other options granted under the Incentive Plan which are not then exercisable in full at the time of a Change of Control will be entitled, with respect to the portion not then exercisable, to receive a cash payment equal to the excess of the then fair market value of the common stock (as calculated in accordance with the Incentive Plan) over the option exercise price. In addition, upon a Change of Control, all stock appreciation rights which have not been granted in tandem with options and which have been outstanding for at least six months will become exercisable in full, restrictions on restricted stock shall lapse and all performance shares shall be deemed to be earned in full.


     Changes in the Company's Capital Structure. In the event of any change in the outstanding shares of common stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Company, the maximum aggregate number and class of shares as to which stock options, stock appreciation rights, restricted stock awards, and performance shares may be granted under the Incentive Plan and the shares issuable pursuant to outstanding stock options, stock appreciation rights, restricted stock awards, and performance shares shall be appropriately adjusted by the Compensation Committee, whose determination shall be final.

     Amendment of the Incentive Plan. The Board of Directors may amend, suspend or terminate the Incentive Plan at any time and from time to time; provided, however, that no amendment shall be made without shareholder approval if such approval is necessary in order for the Incentive Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and provided further that the provisions of the Incentive Plan regarding non-employee director stock options shall not be amended more than once every six months, other than to comport with changes in the Code, the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder.

     Duration of the Incentive Plan. The Incentive Plan became effective on October 6, 1993, and no awards may be granted pursuant to the Incentive Plan after October 6, 2003.

     Federal Income Tax Consequences -- Incentive Stock Options. The grant of incentive stock options to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with the Company or a subsidiary, or within a specified period after termination of employment due to death or retirement for age or disability under then established rules of the Company. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two years from the date of grant of the incentive stock option, and (ii) one year after the transfer of the shares to the employee (the "Waiting Period") will generally recognize long-term capital gain or loss on the sale.

     An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (i) the lesser of (a) the fair market value of the shares as of the date of exercise or (b) the amount realized on the sale, over (ii) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long-term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long-term, depending on the holding period.

     The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option, or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount of ordinary income recognized by the employee.

     Federal Income Tax Consequences -- Non-Qualified Stock Options. The grant of NSO's under the Incentive Plan will not result in the recognition of any taxable income by the participants. A participant will recognize income on the date of exercise of a non-qualified stock option equal to the difference between (i) the fair market value on that date of the non-qualified stock option shares acquired, and (ii) the exercise price. The tax basis of these shares for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of options. The income reportable on exercise of the option by an employee is subject to federal and state income and employment tax withholding.

     Generally, the Company will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a non-qualified stock option.


     Federal Income Tax Consequences -- Stock Appreciation Rights and Performance Shares. Stock Appreciation Rights and Performance Share awards involve the issuance of shares of stock or the payment of cash, without other payment by the recipient, as additional compensation for services to the Company. The recipient will recognize taxable income equal to cash received or the fair market value of the shares on the date of the award, which becomes the tax basis in a subsequent sale. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.

     Federal Income Tax Consequences -- Restricted Stock Grants.
Restricted stock granted under the Incentive Plan ("Restricted Stock Grants") generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. Restricted Stock Grants involve the issuance of stock to a participant subject to specified restrictions as to sale or transferability of the stock and are subject to a substantial risk of forfeiture. On the date the restrictions lapse, and the stock becomes transferable or not subject to a substantial risk of forfeiture, whichever is applicable, the recipient recognizes ordinary income equal to the excess of the fair market value of the stock on that date over the purchase price paid for the stock, if any. The participant's tax basis for the stock includes the amount paid for the stock, if any, and the ordinary income recognized. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.

     Compensation Deduction Limitation. Under Section 162(m) of the Code the Company's tax deduction for certain compensation paid to designated executives is limited to $1 million per year. These executives include the Chief Executive Officer and the next four highest compensated officers of the Company. Section 162(m) provides an exception from this deduction limitation for certain "performance based" compensation approved by a committee consisting solely of at least two "outside directors". The Incentive Plan is generally designed to be able to satisfy these statutory requirements for stock options and SAR's, when the exercise price is not less than fair market value on the date of grant. The Company intends to consider the future potential limitation on the deductibility of compensation under Section 162(m) in connection with grants under the Incentive Plan.

     Vote Required and Board Recommendation. The affirmative vote of holders of a majority of shares of common stock represented at the meeting is required to approve the amendment to the Incentive Plan.

The Board of Directors recommends a vote "for" the proposal.
















      STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following information lists beneficial ownership of common stock at March 1, 1997 of (i) each director or nominee; (ii) each executive officer named in the Summary Compensation Table; and (iii) directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his shares. The percentage of outstanding common stock, including options exercisable within 60 days of March 1, 1997, beneficially owned by directors and executive officers as a group is 1.3%. The percentage beneficially owned by any director or nominee individually does not exceed 1%.

                                                       Shares Beneficially
                                                          Owned (a) (b)

C. Baker Cunningham                                           194,561
    Chairman of the Board, President,
    Chief Executive Officer and Director

Richard K. Reece                                               42,624(c)
    Vice President, Finance, Treasurer
    and Chief Financial Officer

Peter J. Wickman                                               37,909(d)
    Vice President, Operations

Kevin L. Bloomfield                                            26,247
    Vice President, Secretary and General Counsel

Larry E. Fast                                                  22,198
    Vice President and General Manager,
    Cord Products of Belden Wire & Cable Company

Lorne D. Bain                                                   3,200
    Director

Joseph R. Coppola                                               2,700
    Director

Alan E. Riedel                                                 13,700(e)
    Director

Christopher I. Byrnes                                             700
    Director

Bernard G. Rethore                                              1,000(f)
    Director

John R. DallePezze                                              1,000
    Nominee

All Directors and Executive Officers as a Group               344,839

(a) Includes the following shares covered by stock options which are currently exercisable or exercisable within 60 days of March 1, 1997: Mr. Cunningham, 121,666 shares; Mr. Reece, 35,000 shares; Mr. Wickman, 30,000 shares; Mr. Bloomfield, 19,333 shares, Mr. Fast, 8,000 shares, Messrs. Coppola and Bain, 2000 shares; and Mr. Riedel, 1,000 shares.

(b)   Includes shares held in the Company's savings plan.

(c)   Includes 5,000 shares owned jointly by Mr. Reece and his wife.

(d)   Includes 1,000 shares owned jointly by Mr. Wickman and his wife.

(e)   Includes 1,500 shares held in an Individual Retirement Account.

(f)   Held in trust.

      The following table shows certain information regarding those stockholders known to the Company to beneficially own more than 5% of the outstanding shares of common stock.

                                     Amount and
Name and Address                      Nature of            Percent
of Beneficial Owner              Beneficial Ownership      of class

The Prudential Insurance             2,136,010*              8.1%
 Company of America
751 Broad Street
Newark, NJ 07102-3777

* Information based on a Schedule 13G, as amended, filed with the Securities and Exchange Commission by The Prudential Insurance Company of America ("Prudential"). Prudential has sole voting power and sole dispositive power over 894,200 shares, and shared voting power and shared dispositive power over 1,241,810 shares.

     In addition, at December 31, 1996, Boatmen's Trust Company, as Trustee of the Belden Wire & Cable Retirement Savings Plan ("Savings Plan"), held of record 367,190 shares, 1.4% of common stock. The Savings Plan permits plan participants to direct the plan Trustee to vote the common stock of the Company allocated to their accounts. Under the terms of the plan, the Trustee will vote unallocated and uninstructed shares in proportion to the shares to which instructions have been received.

                     BOARD MEETINGS AND COMMITTEES

     The Board of Directors met four times during 1996. All directors attended all of the meetings of the Board and of the Board Committees on which they served. The Company has two committees of the Board of Directors, an Audit Committee and a Compensation Committee. It does not have a nominating committee.

Audit Committee

     Members: Mr. Bain, Chairman; Mr. Riedel and Mr. Rethore.

     The Committee met four times in 1996. The Audit Committee meets with financial management and the Company's independent auditors to review internal accounting controls, the Company's compliance with its conflict of interest and ethical conduct policies, and accounting, auditing, and financial reporting matters.

Compensation Committee

     Members: Mr. Coppola, Chairman; and Dr. Byrnes.

     The Committee met four times in 1996. The Compensation Committee generally reviews compensation for officers, annual salary and wage guidelines for employees, and awards under the Company's Incentive Plan.

                     COMPENSATION OF DIRECTORS

     The Company's nonemployee directors each receive an annual retainer of $20,000 and $1,000 per meeting for special board meetings or committee meetings not held in conjunction with a regular board meeting. All nonemployee directors are reimbursed for expenses incurred in connection
with attending board and committee meetings.   Mr. Cunningham does not
receive any compensation for serving as a member of the Board.

     Also, under the Non-Employee Director Stock Plan, Messrs. Bain, Riedel, Coppola and Byrnes each automatically received on September 3, 1996 (and will thereafter receive on the day following each annual meeting of stockholders) 200 treasury shares of the Company.

     In addition, under the Incentive Plan, each nonemployee director is automatically granted, on the day following each annual meeting of stockholders, an option to purchase 1,000 shares of common stock. The option exercise price is equal to 100% of the fair market value (as defined in the Incentive Plan) of the common stock on the date of the option

grant. The options become exercisable on the first anniversary of the date of grant and expire five years after the date of grant. The option price may be paid in cash, shares of common stock or a combination of cash and shares.

     Following the Company's 1996 Annual Meeting, pursuant to the Incentive Plan, Messrs. Bain, Riedel, Coppola and Byrnes each received an option to purchase 1,000 shares of common stock at a price of $29.50 per share. The options will become exercisable on May 10, 1997 and will expire on May 10, 2001.

     All options granted to nonemployee directors are nontransferable, other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a person ceases to be a nonemployee director due to death, disability or retirement, his or her options generally will be exercisable for a period of one year (but not later than the expiration date of the option). If a nonemployee director's service terminates for any other reason, options that are not then exercisable shall be cancelled and options that are exercisable may be exercised at any time within 90 days after the date of such termination (but not later than the expiration date of the options). The portion of the Incentive Plan applicable to nonemployee directors is designed to operate automatically and not require administration.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee, comprised of non-employee directors of the Company, is responsible for establishing the Company's compensation philosophy and making all decisions regarding compensation for the Chief Executive Officer and other named executive officers, including determining base salary and bonus amounts, approving target financial performance levels, and granting stock options and other long-term incentives.

Executive Compensation Objectives

     The Company's executive compensation plans are designed to attract and retain key management employees and to motivate these employees to take actions that continually enhance stockholder value. The Company's philosophy is to target base salaries, annual incentives, and long-term incentive opportunities at the 50th percentile of other comparably sized companies. Periodically, an outside consultant is hired to evaluate the level of competitiveness of the executive compensation programs relative to other companies within the electronics and communication equipment industry. In the past, companies selected for comparison purposes were those with whom the Company competes for executive talent; because this may differ from the Company's product competitors, who may be too large to use for compensation comparison purposes, this comparison group has not been selected to reflect the companies shown on the proxy performance graph.

Elements of the Executive Compensation Program

     In 1996, the total compensation package for the Company's top executives consisted of the following elements:

*    Base salary.
*    Annual bonus.
*    Stock options.

     The Company's incentive programs are key elements of the total compensation package, designed to reward executives for short- and long-term enhancements to the value received by stockholders.


Base Salaries

     Base salaries are reviewed each year and adjusted based on Company performance, individual performance, the executive's level of responsibility, and position responsibilities. During 1996, salaries paid to the named executive officers increased 7.1% over those paid in 1995.

Annual Incentives

     The annual incentive program provides executives with the opportunity to earn bonuses when warranted by Company and individual performance. Awards are based on individual achievements, operational performance, and Company progress against long-term goals. Goals are established by the Committee at the beginning of the fiscal year. The Company's overall financial performance determines the size of the bonus pool to be distributed to the executives participating in the program.

     In 1996, the Company's financial performance exceeded the strong results
recorded in 1995.   Net income increased 19.5% on revenues that were up
9.7% over 1995, which included the effects of three acquisitions: American Electric Cordsets, Pope Cable & Wire B.V. , completed in the first and second quarters of 1995, respectively, and Intech Cable, Inc. completed in the fourth quarter of 1996. For the third year in a row, earnings per share increased 20% over the prior year. The Company's earnings per share equalled those budgeted at the beginning of the fiscal year. Overall financial results were achieved in spite of turbulent market conditions that affected supplies of copper and Teflon, both major raw materials used in the Company's products. To reflect this strong performance and provide incentive awards that approximate the market median, bonuses awarded to the named executives for 1996 performance were 24% higher than those paid for 1995. It is the Committee's intent to maintain median compensation levels over time if the Company continues to achieve financial and other strategic accomplishments that benefit stockholders over the long-term.

Long-Term Incentives

     The Company also uses stock options to strengthen the relationship between top management and the shareholders. These stock options provide the opportunity for the executives to share in any gains created for the stockholders and act as a tool for retaining key executives. The Compensation Committee made stock option grants in 1993, following the Company's initial public offering, and again in 1994. The Committee did not make any grants to executive officers in 1995. Options were again granted in 1996 in keeping with the Committee's policy of granting stock options every two years to members of the management group and encouraging ongoing ownership of the Company's stock by the executives.

CEO Compensation

     In August 1993, the Company entered into an employment agreement with Mr. Cunningham that provided for a minimum base salary of $400,000 and a minimum annual bonus of $100,000 during the term of the contract. In keeping with the Company's philosophy of emphasizing the incentive elements of the total compensation package, Mr. Cunningham's base salary was increased in 1996 by 6% to $445,000. Mr. Cunningham's employment agreement expired in 1996.

     Mr. Cunningham participates in the same incentive plans as other named executive officers. For 1996, he earned a bonus of $270,000, or 61% of salary, which reflects the excellent performance of the Company, Mr. Cunningham's role in achieving the strong financial results and the successful acquisition of Intech Cable, Inc. This bonus was 25% above the level paid for 1995. Consistent with the Committee's policy to grant stock options every other year, Mr. Cunningham was awarded an option for 65,000 shares in 1996.

     The Company also maintains certain benefit programs in which the named executive officers participate. The compensation attributed to these executive officers for 1996 from these programs is detailed in this proxy statement. Mr. Cunningham's participation in these programs reflects what the Committee believes is the participation that other executives at his level in similarly sized organizations would expect.


     During 1993, Congress enacted legislation that could have the effect of limiting the deductibility of executive compensation paid to each of the five highest-paid executive officers. This legislation provides that compensation paid to any one executive in excess of $1 million will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders.

     Although the Committee will consider this legislation when reviewing executive compensation, the Committee intends to use sound business judgment to determine whether specific compensation programs are appropriate, even if certain elements may not meet the performance criteria under the new legislation. However, the Company believes that the legislation will not presently have a material effect on the Company.

                                               Joseph R Coppola, Chairman
                                               Christopher I. Byrnes












































                                               Summary Compensation Table

                                                                                                  Long-Term
                                                                                                 Compensation
                                                                                                    Awards
                                                                                                  Securities        All
                                                               Annual Compensation                Underlying       Other
                                                                    Salary(1)    Bonus(2)         Options(3)   Compensation(4)
         Name and Principal Position                        Year       ($)          ($)               (#)            ($)

C. Baker Cunningham                                         1996      440,833      270,000           65,000         29,589
  Chairman of the Board, President,                         1995      416,667      215,000                          25,950
  and Chief Executive Officer                               1994      400,000      160,000           70,000         22,125

Richard K. Reece                                            1996      222,000      100,000           15,000         13,590
  Vice President, Finance, Treasurer                        1995      210,000       80,000                          12,150
  and Chief Financial Officer                               1994      201,666       60,000           15,000         17,895

Peter J. Wickman                                            1996      197,500      100,000           15,000         12,488
  Vice President, Operations                                1995      171,500       80,000                          10,418
                                                            1994      155,833       60,000           15,000          8,437
Kevin L. Bloomfield                                         1996      169,666       80,000           10,000         10,560
  Vice President, Secretary                                 1995      160,500       65,000                           9,247
  and General Counsel                                       1994      152,500       45,000            8,000          7,846

Larry E. Fast                                               1996      152,833       45,000            7,500          8,678
  Vice President and General Manager                        1995      145,833       40,000                           8,362
  Cord Products, Belden Wire & Cable                        1994      138,783       40,000            7,000          7,160
  Company


(1) The aggregate amount of perquisites and other personal benefits for any named executive does not exceed $50,000 or 10% of the total annual salary and bonus for any such named executive and, therefore, such items have been excluded.

(2) Determined by the Compensation Committee at its first meeting held after the end of the fiscal year in which the compensation was earned.

(3) Options granted under the Incentive Plan. The exercise of one-third of the shares are permitted on the first, second, and third anniversaries of the grant dates. The exercise price for the 1994 options was $18.31 per share and the exercise price for the 1996 options was $30.75 per share. In each instance, the exercise price equaled the fair market value (as defined in the Incentive Plan) on the grant date.

(4) Amounts reflected consist of: (i) contributions and allocations under savings plans of the Company and (ii) for Mr. Reece, a $7,583 transfer allowance paid by the Company in 1994, incurred in connection with his move from Houston, Texas to St. Louis, Missouri, which is consistent with the Company's policy with respect to the relocation of existing employees.







                            Option Grants in Last Fiscal Year

                                                  Individual Grants
                                                           Percent of                              Potential Realizable
                                                              Total                                 Values at Assumed
                                            Number of        Options                                   Annual Rates
                                            Securities      Granted to                                 of Stock Price
                                            underlying      Employees                                Appreciation for
                                             Options        in Fiscal    Exercise  Expiration         Option Term(1)
                                             Granted          Year         Price       Date        5%($)         10%($)
                                               (#)                        ($/Sh)
            (a)                              (b) (2)           (c)        (d) (3)       (e)         (f)            (g)

C. Baker Cunningham                           65,000            19         30.75    02/28/2006    1,257,003      3,185,493
Richard K. Reece                              15,000             4         30.75    02/28/2006      290,078        735,114
Peter J. Wickman                              15,000             4         30.75    02/28/2006      290,078        735,114
Kevin L. Bloomfield                           10,000             3         30.75    02/28/2006      193,385        490,076
Larry E. Fast                                  7,500             2         30.75    02/28/2006      145,039        367,557


(1) The Company elected to use "Potential Realizable Values at Assumed Annual Rates of Stock Price Appreciation for Option Term" (columns (f) and (g)). The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company.

(2) Grants of stock options in 1996 awarded under the Incentive Plan. Exercises of one-third of the shares are permitted on the first, second, and third anniversaries of the grant date.

(3) The purchase price of common stock subject to an option is the fair market value of the common stock on the date of grant as defined in the Incentive Plan.

                            Aggregated Option Exercises In Last Fiscal Year And FY-End Option Values


                                                               Number of Securities       Value of Unexercised
                                                              Underlying Unexercised       in-the-Money
                            Shares                                    Options              Options at
                            Acquired on    Value              at December 31, 1996 (#)     December 31, 1996 ($)
                            Exercise       Realized(1)             Exercisable/           Exercisable/
                            (#)            ($)                   Unexercisable(2)         Unexercisable(3)
 ___________________        _________      ___________            _____________           _____________


 C. Baker Cunningham                                               76,667/88,333             1,535,596/842,344
 Richard K. Reece                                                  25,000/20,000              518,775/187,200
 Peter J. Wickman               5,000         110,625              20,000/20,000              408,150/187,200
 Kevin L. Bloomfield                                               13,333/12,667              276,674/112,346
 Larry E. Fast                                                     10,000/9,834                205,241/90,479


(1) Represents the difference between the option price ($14.875) and the fair market value of the stock on the exercise date, ($36.00) per share

(2) Each of the executive officers has received three option grants under the Incentive Plan: on October 6, 1993 at an exercise price of $14.87 per share, on February 28, 1994 at an exercise price of $18.31 per share and on February 28, 1996 at an exercise price of $30.75 per share. For each grant, the exercise price was the fair market value of the common stock (as defined in the Incentive Plan) on the date of grant. Options become exercisable as to one-third of such options on each of the first three anniversaries of the date of grant and will expire five years after the date of grant for the 1993 and 1994 grants and ten years after the date of grant for the 1996 grant.

(3) "Value" represents the difference between the closing price of the common stock on the New York Stock Exchange on December 31, 1996 and the exercise price of such options.


               Certain Change in Control Arrangements


     The Company maintains a "grantor trust" under Section 671 of the Code to provide certain participants in designated compensation and supplemental retirement plans with greater assurance that the benefits and payments to which those participants are entitled under those plans will be paid.
Prior to a "change of control" of the Company (as defined in the Trust agreement), the Company has the discretion to make contributions to the Trust. After a change in control of the Company, the Company must transfer to the Trust the amount of the benefits participants have earned through the date of the change in control and thereafter continue to fund the Trust as benefits accrue. At December 31, 1996, the balance in the Trust totalled $500. The assets of the Trust are subject to claims of the creditors of the Company in the event the Company becomes "insolvent" as defined in the Trust agreement.

     The Company has severance compensation agreements with the executives named in the Summary Compensation Table that become operative if they are terminated following a change in control (as defined in the agreement). In the event of a change in control of the Company, the officer agrees to remain in the employ of the Company for at least three years. Each agreement contemplates that upon a change in control, the officer will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. If during the three-year period following a change in control, the officer's employment is terminated by the Company (or its successor) other than for "cause" or "disability" or if the officer terminates the agreement for "good reason" (as defined in the agreement), the officer generally will be entitled to a payment of 2 times (2.99 times for Mr. Cunningham) his annual compensation from the Company, accrued benefits through the date of termination, and continued life, medical and dental benefits for two years.

     See "2--Proposal to Amend the Belden Inc. Long-Term Incentive Plan" for a description of certain change in control provisions applicable to outstanding awards under the Incentive Plan.


                              Pension Plans

     The executives named in the Summary Compensation Table may upon retirement be entitled to benefits from the Salaried Employees' Retirement Plan of Belden Wire & Cable Company (the "Belden Retirement Plan") and the Supplemental Excess Defined Benefit Plan of Belden Wire & Cable Company (the "Supplemental Plan"). Benefits under the plans upon retirement are determined based upon compensation during the employment period and years of service.

     Pursuant to the Belden Retirement Plan, the Company credits to each individual's account thereunder 4% of each year's total compensation up to the Social Security wage base for the year, plus 8% of each year's total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a participant in the Belden Retirement Plan for services rendered while an employee.

     For the executives named in the Summary Compensation Table, the total compensation will be computed as shown in the columns "Salary" and "Bonus" of the Summary Compensation Table. Employees who were formerly employees of Cooper were credited for service while employed by Cooper. Benefits for service through August 1, 1993 were determined under the Cooper Salaried Employees' Retirement Plan then in effect and converted to initial balances under the Belden Retirement Plan. Funds equal to the actuarial value of the accrued liabilities for all participants plus a pro rata portion of the Cooper plan excess assets have been transferred from the Cooper pension trust to a trust established by Belden for the Belden Retirement Plan.

     Employees do not make any contributions to the Belden Retirement Plan. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship, or a lump-sum payment. The Company contributes to a trust fund sufficient to meet the minimum requirements under the Code to maintain the status of the Belden Retirement Plan as a qualified defined benefit plan.


     The Supplemental Plan is an unfunded, nonqualified plan which provides to certain employees, including those named in the Summary Compensation Table, Belden Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Code.

Pension Benefits

                                                                    Years of                                  Estimated
                                                                    Credited               Year                Annual
                                                                  Service as of          Individual           Benefit at
                                                                December 31, 1996      Reaches Age 65           Age 65

C. Baker Cunningham                                                   26.5                 2006              249,855
Richard K. Reece                                                       3.4                 2021              139,146
Peter J. Wickman                                                      16.0                 2014               91,862
Kevin L. Bloomfield                                                   15.5                 2016               94,308
Larry E. Fast                                                         24.3                 2012               78,660


     For each individual shown in the Summary Compensation Table, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits will be paid on a straight-life annuity basis, continued compensation at 1996 levels and an interest credit rate of 5%. Amounts payable under the Supplemental Plan are included in the estimated annual benefit.




































                       STOCK PRICE PERFORMANCE GRAPH

The table [graph] below compares cumulative total stockholder return (assuming reinvestment of dividends) since the first day the common stock began trading with the cumulative total stockholder return of the Standard &
Poor's 500 Stock Index and the Standard & Poor's Electrical Equipment Index starting on September 29, 1993, at closing prices.

[The line graph mentioned above was replaced with the table shown below for Edgar filing purposes]

                                                                Total Return to Stockholders*

                               September 29, 1993    December 31, 1993  December 31, 1994  December 31, 1995  December 31, 1996

Belden                               100.00             130.72             156.61             182.11               261.05
S&P Electical Equipment Index        100.00             107.49             108.75             152.60               209.58
S&P 500 Index                        100.00             102.32             103.67             142.63               175.38

* The Company did not pay any dividends in 1993.


                   RELATIONSHIP WITH INDEPENDENT AUDITORS

     During the year ended December 31, 1996, the Company employed Ernst & Young LLP principally to perform the annual audit and to render other services. Mr. Reece was a partner with Ernst & Young LLP prior to his joining the Company in August 1993.

     Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the 1996 Annual Report to Shareholders which is being mailed with this Proxy Statement to all shareholders. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.


                              OTHER MATTERS

     At the date of this Proxy Statement, management is not aware of any matters to be presented for action at this meeting other than those described above. However, if other matters should come before this meeting, it is the intention of the persons named as proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

Mr. Riedel, a director, is "Of Counsel" to the law firm, Squire, Sanders & Dempsey. The firm represents the Company in certain legal matters.



Stockholder Proposals

     Stockholders' proposals intended to be presented at the 1998 Annual Meeting that are eligible for inclusion in the Company's Proxy Statement and the form of proxy for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company at its principal executive offices (Attention: Secretary) on or before November 30, 1997.

     Such proposals may be made only by persons who are stockholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least 1% or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

     In addition to the above requirements, the Company's Bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given notice thereof in writing to the Secretary of the Company either by personal delivery or by United States registered or certified mail, postage prepaid, not less than 60 nor more than 90 days prior to the date of such meeting. Such stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting, with respect to such business, and the reasons for conducting such business at the meeting,
(ii) the name and address of record of the stockholder proposing such business, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. If a stockholder attempts to bring business before an annual meeting without complying with this procedure, the chairman of the meeting may declare to the meeting that the business was not properly brought before the meeting and, if he shall so declare, such business shall not be transacted. Stockholders also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the "Act") and the rules and regulations under the Act with respect to such matters.

Stockholder Nominees

     The Company's Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The stockholder must provide written notice of his intent to make such nomination or nominations, either by personal delivery or by United States registered or certified mail, postage prepaid, to the Secretary of the Company not less than sixty nor more than ninety days prior to a meeting of the stockholders called for the election of directors; provided, however, that in the event that less than seventy days' notice of the date of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever occurs first.

     Each notice shall set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of shares of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and shall include a consent signed by each such nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures.


Solicitation of Proxies

     Proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, facsimile, mail or messenger. The Company will reimburse the reasonable out-of-pocket expenses incurred by brokerage firms and other custodians, nominees and fiduciaries who hold common stock of record for the forwarding of solicitation materials to the beneficial owners of the common stock. In addition, Georgeson & Company, Inc. has been engaged to solicit proxies at a fee of $5,500 plus out-of-pocket expenses. The Company will bear such solicitation expenses.


Voting Procedures

     Vote Required: Delaware law requires for approval of each proposal the affirmative vote of holders of a majority of shares of common stock represented at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Elections.

     Effect of an Abstention and Broker Non-Votes: A shareholder who withholds from voting on proposal one or who abstains from voting on proposal two will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions (including votes withheld) will be treated as votes cast against the proposal because they are deemed shares present and entitled to vote at the meeting. Under the rules of the New York Stock Exchange, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to either proposal by their clients may vote their clients' proxies in their own discretion for such proposal. Should a matter arise for which brokers do not have discretion and have not been given specific voting instructions, such broker non-votes will not, under applicable Delaware law, be considered as shares entitled to vote on such matter and will not have any effect on the outcome of such matter.


     A copy of the 1996 Annual Report on Form 10-K for the year ended December 1996, filed with the Securities and Exchange Commission, is available upon request. Please write to:

                              Belden Inc.
                              Attention:  Investor Relations
                              7701 Forsyth Boulevard, Suite 800
                              St. Louis, Missouri 63105
















                                   PROXY

                                BELDEN INC.
                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                MAY 1, 1997
               SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Belden Inc. appoints C. Baker Cunningham and Kevin Bloomfield, or either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on May 1, 1997, at 11:00 a.m., C.D.T., in the Lewis & Clark Room, the St. Louis Club, 7701 Forsyth Blvd.,St. Louis, Missouri, or at any adjournment thereof, with all powers the stockholder would possess if present, on the matters described in the Proxy Statement dated March 26, 1997. The stockholder revokes any proxies previously given with respect to such meeting.
     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS (JOSEPH R. COPPOLA, CHRISTOPHER I. BYRNES AND JOHN R. DALLEPEZZE) AND PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES ON THE OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
     Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 26, 1997, and the Annual Report of Belden Inc. for the fiscal year ended December 31, 1996.
   This card also constitutes voting instructions for any shares held for the stockholder in the Belden Wire & Cable Retirement Savings Plan.

                                                            SEE REVERSE
                                                                SIDE

[X]      Please mark your votes as in this example.

 The Board of Directors recommends a vote FOR the nominees listed and FOR Item 2.


 1.  Election of                                       2.  Approval of the Amendment to the Belden Inc. Long-Term
 Directors Nominees.                                   Incentive Plan ("Plan") increasing the reserve of shares under the Plan by 1,300,000 shares.
                             FOR       WITHHELD
 Joseph R. Coppola                                              FOR     AGAINST     ABSTAIN
 Christopher I. Byrnes      [    ]      [     ]
 John R. DallePezze                                           [    ]     [    ]     [    ]

 To withhold your vote for any nominee(s), write
 the name here:
 __________________________________________________


          [number of             I plan to attend the meeting.  [    ]
               shares]
                                 Please sign exactly as name appears hereon.
          [Name and address      Joint owners should each sign.  When signing
          of                     as attorney, executor, administrator,
          Stockholder]           trustee or guardian, please give full title
                                 as such

                                 _________________________________________

                                 _______________________________________1997
                                 SIGNATURE(S)                       DATE